Exhibit 5.1

Bridgewater Place | Post Office Box 352

Grand Rapids, Michigan 49501-0352

Telephone 616 / 336-6000 | Fax 616 / 336-7000 | www.varnumlaw.com

August 18, 2025

Cloudastructure, Inc.

228 Hamilton Avenue, 3rd Floor

Palo Alto, California 94301

Re: Registration Statement on Form S-1 of Cloudastructure, Inc.

Ladies and Gentlemen:

We have acted as counsel to Cloudastructure, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-1 (Registration No. 333-288637) (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “Commission”), relating to the resale of up to an aggregate of 5,000,000 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), by Atlas Sciences, LLC, a Utah limited liability company (“Atlas”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed in this letter as to any matter pertaining to the contents of the Registration Statement or the prospectus contained with the Registration Statement, other than as expressly stated in this letter.

In rendering the opinions set forth in this letter, we have examined and relied upon the following:

1.	the Registration Statement (including the prospectus contained in the Registration Statement);

2.	the Second Amended and Restated Certificate of Incorporation of the Company, as in effect as of the date of this letter;

3.	the Certificate of Designations of Preferences and Rights of Series 1 Convertible Preferred Stock, as in effect as of the date of this letter;

4.	the Certificate of Designations of Preferences and Rights of Series 2 Convertible Preferred Stock, as in effect as of the date of this letter;

5.	the Second Amended and Restated Bylaws of the Company, as in effect as of the date of this letter;

6.	the Equity Purchase Agreement, dated November 25, 2024, by and between the Company and Atlas, as modified by a Waiver Agreement dated April 11, 2025 (as modified, the “Purchase Agreement”);

7.	certain resolutions adopted by the Board of Directors of the Company authorizing the transactions relating to the Purchase Agreement;

8.	an executed copy of a certificate from the Company’s Chief Financial Officer, dated as of the date of this letter (the “Officer’s Certificate”); and

9.	a certificate, dated as August 18, 2025, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware.

Ann Arbor | Birmingham | Grand Rapids | Kalamazoo | Naples, FL | Novi

Cloudastructure, Inc.

August 18, 2025

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures; the legal capacity and competency of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photocopied copies; and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated in this letter that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and Atlas and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the applicable provisions of the General Corporation Law of the State of Delaware as in effect on the date of this letter. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. This letter speaks as of its date, and we do not undertake (and hereby disclaim any) obligation to update this letter.

Based upon the foregoing and subject to the assumptions, exceptions, limitations, and qualifications set forth in this letter, it is our opinion that the shares of Class A Common Stock that may be resold by Atlas have been duly authorized for issuance by the Company and, when issued and sold by the Company in accordance with the terms of the Purchase Agreement against the Company’s receipt of payment therefor (in an amount of consideration not less than the par value per Share), and duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of Atlas, will be validly issued, fully paid, and non-assessable shares of Class A Common Stock.

This letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated, or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this letter with the Commission as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated under the Securities Act.

Sincerely,

/s/ Varnum LLP